UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 23, 2005

THE AES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12291	54-1163725
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4300 Wilson Boulevard, Suite 1100, Arlington, Virginia		22203
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (703) 522-1315

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events

The lenders under the Company’s Amended and Restated Credit Agreement have extended until December 31, 2005 the waiver of any default or event of default under the credit agreement which may arise by virtue of the Company’s failure to deliver to the lenders the Company’s June 30, 2005 and September 30, 2005 Form 10-Q financial statements.

Because the Company did not file its June 30, 2005 and September 30, 2005 Form 10-Q by the SEC’s filing deadline, the Company was not in compliance with its indentures governing the Company’s senior and senior subordinate notes, but that non-compliance will not result in an automatic event of default or the acceleration of the notes.  However, either the trustee under any of the indentures or the holders of at least 25% of the outstanding principal amount of any such series of notes would have the right to accelerate the maturity of that series of notes if the Company failed to file and deliver its June 30, 2005 and September 30, 2005 Form 10-Q and other periodic reports within 60 days after written notice of such default, unless holders of a majority of each series of the notes waive compliance with the filing and delivery requirement.

Under the indentures and the Amended and Restated Credit Agreement, the Company must file periodic reports with the SEC and furnish copies to the trustees and the noteholders under its indentures and each lender under the credit facility.  All of the indentures, provide that an event of default occurs thereunder when an event of default occurs under any other indebtedness of AES in excess of $50 million and either (a) such default arises from the failure to pay the principal at final maturity or (b) as a result of such default, the maturity of such debt has been accelerated and such acceleration has not been annulled within 60 days.  The Amended and Restated Credit Agreement contains a cross-default provision that provides that the Company’s default on indebtedness in amounts in excess of $50 million would constitute an event of default under the Amended and Restated Credit Agreement.

Item 9.01          Financial Statements and Exhibits

(c)  Exhibits

Exhibits	Description of Document

99.1	Waiver Number 3 To Third Amended and Restated Credit and Reimbursement Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE AES CORPORATION
(Registrant)

	By:	/s/ Vincent W. Mathis
		Name:	Vincent W. Mathis
		Title:	Vice President and Deputy General Counsel

Date: November 23, 2005